Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2014 Results

and Business Highlights

•	Continued gross margin expansion supported by cost reductions and sales mix
•	Record 70 megawatts of production sold during the year
•	Utility sale of 3.4 megawatt high efficiency power plant for gas pipeline application
•	Six fuel cell modules totaling 8.4 megawatts sold to POSCO Energy to meet Asian demand
•	Multiple projects selected as Finalists for consideration under utility RFP for Long Island, New York

DANBURY, CT – December 15, 2014 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its fourth quarter and fiscal year ended October 31, 2014 along with an update on key business highlights.

Financial Results

FuelCell Energy (the Company) reported total revenues for the fourth quarter of 2014 of $54.4 million compared to $55.2 million for the fourth quarter of 2013.

•	Product sales for the fourth quarter of 2014 totaled $42.4 million, comprising $35.8 million of power plant revenue, fuel cell module and fuel cell kit sales, and $6.6 million of power plant component sales and site engineering and construction services. Product sales for the comparable prior year period totaled $36.2 million.
•	Service and license revenues for the fourth quarter of 2014 totaled $6.7 million. Service and license revenues totaled $15.4 million for the fourth quarter of 2013 or $5.2 million excluding $10.2 million of revenue recognized in conjunction with the execution of a revised multi-year service agreement with Asian partner POSCO Energy.
•	Advanced technologies contract revenue was $5.3 million for the fourth quarter of 2014 compared to $3.6 million for the prior year period.

The gross profit generated in the fourth quarter of 2014 totaled $6.0 million compared to $2.6 million in the fourth quarter of 2013. The fourth quarter 2014 gross margin was 10.9 percent compared to 4.7 percent for the prior year period. The current period gross margin of 10.9 percent reflects continued sequential margin expansion, improving from the 9.2 percent gross margin of the third quarter of 2014, and is a record gross margin since the Company began commercializing fuel cells. Margin expansion is reflective of a sales mix transitioning to a larger percentage of revenues from turn-key projects in the United States as well as lower product costs from sustained production at 70 megawatts annually combined with continued manufacturing efficiencies.

Operating expenses increased year-over-year primarily due to higher administrative and selling costs related to an increased level of project development and bidding on utility RFP’s. Interest expense decreased year-over-year due to the previously announced conversion of the 8.0% Senior Unsecured Convertible Notes. Net loss attributable to common shareholders for the fourth quarter of 2014 totaled $5.5 million, or $0.02 per basic and diluted share. For the comparable prior year period, net loss attributable to common shareholders totaled $10.5 million or $0.06 per basic and diluted share.

FUELCELL ENERGY FOURTH QUARTER 2014 RESULTS	PAGE 2

Fiscal Year 2014

For the twelve months ended October 31, 2014, the Company reported revenue of $180.3 million compared to $187.7 million for the prior year period. Product sales were $136.8 million compared to $145.1 million for the prior year period. Service agreement and license revenues were $26.0 million compared to $28.1 million for the prior year period. Advanced technologies contract revenues totaled $17.5 million, compared to $14.4 million for the prior year period.

For the twelve months ended October 31, 2014, gross profit was $13.7 million compared to $7.1 million for the twelve months ended October 31, 2013. The gross margin for the twelve months ended October 31, 2014 was 7.6 percent compared to 3.8 percent for the prior year period. Cost reductions from volume purchasing combined with a more favorable sales mix supported expanding margins.

Net loss attributable to common shareholders for the twelve months ended October 31, 2014 was $41.3 million or $0.17 per basic and diluted share. Excluding the expense associated with the conversions of Senior Unsecured Convertible notes and the related embedded derivative adjustment, the adjusted net loss attributable to common shareholders totaled $32.9 million or $0.13 per basic and diluted share. For the comparable prior year period, net loss attributable to common shareholders totaled $37.6 million or $0.20 per basic and diluted share, or excluding the non-cash fair value adjustment required on the embedded derivatives in the Senior Unsecured Convertible notes, the adjusted net loss attributable to common shareholders totaled $36.2 million or $0.19 per basic and diluted share.

Revenue Backlog

During 2014, the backlog mix continued to transition to higher margin turnkey projects in the U.S. as well as longer term service agreements.

Total backlog was $333.9 million at October 31, 2014 compared to $355.4 million at October 31, 2013. The recently announced 3.4 MW utility contract adds approximately $31 million to total backlog for the first quarter of 2015.

•	Product sales backlog was $113.1 million at October 31, 2014. This compares to $170.1 million at October 31, 2013.
•	Service backlog was $196.8 million at October 31, 2014. This compares to $166.8 million at October 31, 2013. The average term for service agreements now exceeds 10 years.
•	Advanced technologies contracts backlog was $24.0 million at October 31, 2014 compared to $18.5 million at October 31, 2013.

Liquidity and Capital Resources

Cash and cash equivalents and restricted cash totaled $108.8 million at October 31, 2014 which compares to $77.7 million as October 31, 2013. The Company also had approximately $43 million of availability under its loan agreements as of the end of the fiscal year compared to $1.5 million of availability at October 31, 2013.

Adjusted EBITDA in the fourth quarter totaled ($3.7) million compared to ($5.6) million in the fourth quarter of 2013. Refer to the discussion of Non-GAAP financial measures below regarding the Company’s calculation of Adjusted EBITDA. Net cash used by operating activities in the fourth quarter of 2014 was $25.9 million as a result of changes in working capital, including an increase in accounts receivable of $11.0 million primarily related to invoicing for sales made at the end of the fourth quarter of 2014. Capital spending was $3.0 million and depreciation expense was $1.1 million for the fourth quarter of 2014.

FUELCELL ENERGY FOURTH QUARTER 2014 RESULTS	PAGE 3

Business Highlights

“We maintained focus on expanding margins as we continue to pursue cost reductions,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “We sold 2014 production and are marketing distributed power generation solutions that are more competitive and affordable compared to bids we were submitting just last year, this combined with increasing recognition in the marketplace has led to a high level of activity.”

Market Developments

United Illuminating purchased a 3.4 megawatt (MW) DFC-ERG system and accompanying multi-year service agreement in November, 2014 for installation at a natural gas pressure let-down station. These types of let-down stations are numerous in and near populated areas and represent a sizeable global market opportunity. The high efficiency Direct FuelCell – Energy Recovery Generator® (DFC-ERG®) helps utilities drive demand for clean natural gas, add ultra-clean distributed power generation, and meet sustainability goals.

The Company and its business partners submitted multiple fuel cell park projects, under the Long Island Power Authority (LIPA) Request for Proposal (RFP) for 280 MW of on-island renewable power generation. Each of the submitted projects is 19.6 MW. LIPA recently selected a number of projects using the Company’s power plants as “Finalists” to be considered for selection under the RFP and requested “Best and Final” offers for the projects. These best and final offers were recently submitted. Construction on these projects could begin in 2015 for completion in 2016.

In addition to the LIPA opportunity, the Company has developed a significant pipeline of projects for on-site ‘behind-the-meter’ applications and for grid support fuel cell parks. Behind-the-meter applications provide end users with predictable long-term economics, on-site power including micro-grid capabilities and reduced carbon emissions. On-site projects being developed are for project sizes ranging from 1.4MW – 14.0 MW for end users such as pharmaceuticals, technology companies, hospitals and universities. In addition, a number of multi-megawatt utility grid support projects are being developed for utilities and independent power producers to support the grid where power is needed. These projects help both utilities and states meet their renewable portfolio standards. The 15 MW project in Bridgeport Connecticut owned by Dominion has now been operating for twelve months and demonstrates the Company’s development and operational capabilities. Power output from the fuel cell park is meeting the expectations of Dominion.

Operational Developments

The recently announced multi-year two phase expansion of the North American manufacturing facility will support further cost reductions and position the company for further growth. The first phase expands the building and will lead to lower expenses as logistics efficiencies are realized and further material handling automation implemented. The second phase involves the installation of manufacturing equipment to increase capacity to at least 200 megawatts annually and will only be undertaken in support of backlog. The State has committed $20 million of low interest/long term loans for the two phases that are up to 50 percent forgivable if certain job retention and job creation goals are attained. The State commitment also includes $10 million of tax credits which vest over time as the Company executes on its expansion plans.

FUELCELL ENERGY FOURTH QUARTER 2014 RESULTS	PAGE 4

The POSCO Energy Asian manufacturing building is completed and manufacturing equipment is currently being installed with production expected by mid-2015. Partner POSCO Energy is adding the capacity and once operational, increased levels of purchasing from the integrated global supply chain, whether by POSCO Energy or the Company will benefit both parties by obtaining lower pricing tiers from suppliers from the greater combined purchasing volume. This facility will have initial capacity of 100 MW but is sized to accommodate up to 200 MW of annual production as the Asian market continues to grow.

Advanced Technologies Developments

The Advanced Technologies group is progressing towards commercialization of both carbon capture and distributed hydrogen solutions. Carbon capture attracted private industry funding from a global energy company with a multi-million dollar contract for evaluating the integration of fuel cells into a large scale combined cycle gas power plant to achieve only trace carbon emissions from combustion-based natural gas power generation. U.S. Department of Energy (DOE) advanced additional funding during the fourth quarter of 2014 for coal-fired power plant carbon capture studies. Separately, a tri-generation fuel cell power plant is undergoing commissioning at the Company’s manufacturing facility, providing ultra-clean power and heat to the facility and on-site hydrogen generation for the manufacturing process. This installation will result in cost savings and supports the Company’s sustainability objectives.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Financial Results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze the business.

Earnings before interest, taxes, depreciation and amortization (EBITDA) is an alternate measure of cash utilization. The table below calculates Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss attributable to FuelCell Energy, Inc.

FUELCELL ENERGY FOURTH QUARTER 2014 RESULTS	PAGE 5

	Three Months Ended October 31,		Fiscal Year Ended October 31,
(Amounts in thousands)	2014	2013	2014	2013
Net loss attributable to FuelCell Energy, Inc.	$(4,700)	$(9,700)	$(38,125)	$(34,358)
Depreciation and amortization	1,086	1,053	4,384	4,097
Provision for income taxes	219	349	488	371
Other income (expense), net (1)	(957)	941	7,523	1,208
Interest expense	660	1,755	3,561	3,973
Income from equity investment	-	-	-	(46)

Adjusted EBITDA	$(3,692)	$(5,602)	$(22,169)	$(24,755)

(1)	Other income (expense), net includes gains and losses from transactions denominated in foreign currencies, fair value changes in embedded derivatives, make-whole interest charges on the Senior Unsecured Convertible notes and receipt of research and development tax credits. These items are not the result of the Company’s normal business operations and as a result are excluded from EBITDA to arrive at Adjusted EBITDA.

Adjusted EBITDA is a non-GAAP measure of financial performance and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities.

The Company also calculates net loss and earnings per share which exclude non-recurring items in order to measure operating periodic performance. This is described in more detail in the Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations following the Financial Statements.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than three billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information, please visit www.fuelcellenergy.com

See us on YouTube

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on December 16, 2014 to discuss the fourth quarter and fiscal year 2014 results. An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/events.cfm immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘Events & presentations’ and then click on ‘Listen to the webcast’
•	Alternatively, participants can dial 678-809-1045
•	The passcode is ‘FuelCell Energy’

FUELCELL ENERGY FOURTH QUARTER 2014 RESULTS	PAGE 6

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Contact:

FuelCell Energy, Inc.

Kurt Goddard, Vice President Investor Relations

203-830-7494

ir@fce.com

# # # #

FUELCELL ENERGY FOURTH QUARTER 2014 RESULTS	PAGE 7

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2014	October 31, 2013
ASSETS
Current assets:
Cash and cash equivalents – unrestricted	$83,710	$67,696
Restricted cash and cash equivalents – short-term	5,523	5,053
Accounts receivable, net	50,465	49,116
Inventories, net	55,895	56,185
Other current assets	7,528	11,279

Total current assets	203,121	189,329

Restricted cash and cash equivalents – long-term	19,600	4,950
Property, plant and equipment, net	26,609	24,225
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets, net	3,729	5,465

Total assets	$266,726	$237,636

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$1,439	$6,931
Accounts payable	22,969	24,535
Accrued liabilities	12,066	21,912
Deferred revenue	23,716	51,857
Preferred stock obligation of subsidiary	961	1,028

Total current liabilities	61,151	106,263

Long-term deferred revenue	20,705	18,763
Long-term preferred stock obligation of subsidiary	13,197	13,270
Long-term debt and other liabilities	13,367	52,675

Total liabilities	108,420	190,971

Redeemable preferred stock (liquidation preference of $64,020 at October 31, 2014 and October 31, 2013)	59,857	59,857
Total Equity (Deficit):
Shareholders’ equity (deficit)
Common stock ($.0001 par value; 400,000,000 and 275,000,000 shares authorized at October 31, 2014 and October 31, 2013, respectively; 287,160,003 and 196,310,402 shares issued and outstanding at October 31, 2014 and October 31, 2013, respectively)	29	20
Additional paid-in capital	909,431	758,656
Accumulated deficit	(809,314)	(771,189)
Accumulated other comprehensive income (loss)	(159)	101
Treasury stock, Common, at cost (45,550 and 5,679 shares at October 31, 2014 and October 31, 2013, respectively)	(95)	(53)
Deferred compensation	95	53

Total shareholders’ equity (deficit)	99,987	(12,412)
Noncontrolling interest in subsidiaries	(1,538)	(780)

Total equity (deficit)	98,449	(13,192)

Total liabilities and equity (deficit)	$266,726	$237,636

FUELCELL ENERGY FOURTH QUARTER 2014 RESULTS	PAGE 8

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2014	2013
Revenues:
Product sales	$42,360	$36,190
Service agreements and license revenues	6,741	15,358
Advanced technologies contract revenues	5,308	3,609

Total revenues	54,409	55,157

Costs of revenues:
Cost of product sales	37,922	33,039
Cost of service agreements and license revenues	5,491	15,867
Cost of advanced technologies contract revenues	5,041	3,654

Total cost of revenues	48,454	52,560

Gross profit	5,955	2,597

Operating expenses:
Administrative and selling expenses	6,628	5,147
Research and development expenses	4,295	4,402

Total operating expenses	10,923	9,549

Loss from operations	(4,968)	(6,952)

Interest expense	(660)	(1,755)
Other income (expense), net	957	(941)

Loss before provision for income taxes	(4,671)	(9,648)

Provision for income taxes	(219)	(349)

Net loss	(4,890)	(9,997)

Net loss attributable to noncontrolling interest	190	297

Net loss attributable to FuelCell Energy, Inc.	(4,700)	(9,700)

Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(5,500)	$(10,500)

Loss per share basic and diluted
Basic	$(0.02)	$(0.06)
Diluted	$(0.02)	$(0.06)

Weighted average shares outstanding
Basic	280,563,763	187,918,612
Diluted	280,563,763	187,918,612

FUELCELL ENERGY FOURTH QUARTER 2014 RESULTS	PAGE 9

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Twelve Months Ended October 31,
	2014	2013
Revenues:
Product sales	$136,842	$145,071
Service agreements and license revenues	25,956	28,141
Advanced technologies contract revenues	17,495	14,446

Total revenues	180,293	187,658

Costs of revenues:
Cost of product sales	126,866	136,989
Cost of service agreements and license revenues	23,037	29,683
Cost of advanced technologies contract revenues	16,664	13,864

Total cost of revenues	166,567	180,536

Gross profit	13,726	7,122

Operating expenses:
Administrative and selling expenses	22,797	21,218
Research and development expenses	18,240	15,717

Total operating expenses	41,037	36,935

Loss from operations	(27,311)	(29,813)

Interest expense	(3,561)	(3,973)
Income from equity investment	-	46
Other income (expense), net	(7,523)	(1,208)

Loss before provision for income taxes	(38,395)	(34,948)

Provision for income taxes	(488)	(371)

Net loss	(38,883)	(35,319)

Net loss attributable to noncontrolling interest	758	961

Net loss attributable to FuelCell Energy, Inc.	(38,125)	(34,358)

Preferred stock dividends	(3,200)	(3,200)

Net loss to common shareholders	$(41,325)	$(37,558)

Loss per share basic and diluted
Basic	$(0.17)	$(0.20)
Diluted	$(0.17)	$(0.20)

Weighted average shares outstanding
Basic	245,686,983	186,525,001
Diluted	245,686,983	186,525,001

FUELCELL ENERGY, INC.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2014			2013
	GAAP As Reported	Non-GAAP Adjustments	Non-GAAP As Adjusted	GAAP As Reported		Non-GAAP Adjustments		Non-GAAP As Adjusted

Loss before provision for income taxes	$(4,671)	$-	$(4,671)	$(9,648)	$	1,091	(2)	$(8,557)

Net loss	$(4,890)	$-	$(4,890)	$(9,997)	$	1,091		$(8,906)

Net loss to common shareholders	$(5,500)	$-	$(5,500)	$(10,500)	$	1,091		$(9,409)

Net loss per share to common shareholders

Basic	$(0.02)		$(0.02)	$(0.06)				$(0.05)

Diluted	$(0.02)		$(0.02)	$(0.06)				$(0.05)

	Twelve Months Ended October 31,
	2014			2013
	GAAP As Reported	Non-GAAP Adjustments	Non-GAAP As Adjusted	GAAP As Reported		Non-GAAP Adjustments		Non-GAAP As Adjusted

Loss before provision for income taxes	$(38,395)	$8,418(1)	$(29,977)	$(34,948)	$	1,383	(2)	$(33,565)

Net loss	$(38,883)	$8,418	$(30,465)	$(35,319)	$	1,383		$(33,936)

Net loss to common shareholders	$(41,325)	$8,418	$(32,907)	$(37,558)	$	1,383		$(36,175)

Net loss per share to common shareholders

Basic	$(0.17)		$(0.13)	$(0.20)				$(0.19)

Diluted	$(0.17)		$(0.13)	$(0.20)				$(0.19)

Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

For the Three and Twelve Months Ended October 31, 2014 and 2013

Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures which exclude non-recurring items in order to measure operating periodic performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure.

Notes to the reconciliation of GAAP to non-GAAP Consolidated Statements of Operations information are as follows:

(1)	Adjustment for the twelve months ended October 31, 2014 represents expense associated with the conversion of the $38.0 million Senior Unsecured Convertible notes, partially offset by a favorable impact from the fair value adjustment required on the embedded derivatives in the Senior Unsecured Convertible notes in accordance with Accounting Standards Codification (ASC) 815 – Derivatives and Hedging.

(2)	Adjustment for the three and twelve months ended October 31, 2013 represents the impact from the fair value adjustment required on the embedded derivatives in the Senior Unsecured Convertible notes in accordance with Accounting Standards Codification (ASC) 815 – Derivatives and Hedging.